Exhibit (d)(6)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify High Income ETF

Amplify Emerging Markets FinTech ETF

Amplify Seymour Cannabis ETF

Amplify International Enhanced Dividend Income ETF

Amplify Cash Flow Dividend Leaders ETF

Amplify Cash Flow High Income ETF